Exhibit 99.1

Kanbay International, Inc. Reports Strong Second Quarter Results

Rosemont, IL — August 25, 2004 — Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced its financial results for the second quarter ended June 30, 2004.

Highlights for the second quarter include:

•                  Quarterly revenue increased to $44.8 million, up 21% sequentially and 73% year-over-year

•                  Revenue from third parties increased 37% sequentially and 68% year-over-year

•                  Operating income in the second quarter was $7.6 million, which was an increase of 31% sequentially and 343% year-over-year

•                  Second quarter net income of $6.4 million, up 21% sequentially and 189% year-over-year

Total revenue for the second quarter grew 21% sequentially and 73% year-over-year with revenue from third parties increasing by 37% sequentially and 68% year-over-year.  Operating income was $7.6 million in the second quarter, which was an increase of 31% sequentially and 343% year-over-year.  Net income for the quarter was $6.4 million resulting in diluted earnings per share of $0.21 compared to net income of $5.3 million and diluted earnings per share of $0.18 in the first quarter of 2004.

“We are still leveraging past infrastructure investments that have enabled our revenue growth,” according to Bill Weissman, Chief Financial Officer.  “With continued strong gross margins and additional economies of scale of our support infrastructure, we continue to move toward our long term operating margin objective of 20%.”

“Kanbay continues to experience advantages from our focus on the financial services industry and we are seeing strength across all four of the groups with whom we work — banking, credit services, insurance, and capital markets,” said Raymond Spencer, Chairman and Chief Executive Officer.  “Our client base is becoming far more sophisticated in regards to global delivery for IT services.  Kanbay’s commitment to investing in building deep technical and domain knowledge, combined with over a decade of experience operating a successful global delivery model, continues to give us a competitive advantage.”

Mr. Spencer added, “Our clients look to us to lower their total cost of ownership by providing them with high value solutions utilizing Kanbay’s Microcosm Model.  This model ensures that each individual Kanbay location, from a competency perspective, is a microcosm of the whole company and is the foundation of our highly leveraged global delivery capabilities.  We are pleased that our clients recognize the unique value of our approach and we anticipate continued strength going forward.”

Conference Call

Kanbay management will host a conference call on August 25th at 10:00 a.m. (ET) to discuss the Company’s results of operations for the second quarter. To participate in the call, domestic callers can dial (800) 291-9234 and international callers can dial (617) 614-3923. The passcode for the conference call is 95392302.  The conference call will also be webcast and accessible through Kanbay’s website at www.kanbay.com. Please access the website at least fifteen minutes prior to the call to register and download any required software.  A replay of the conference call will be available for one week, until 5:00 p.m. (ET) on September 1, 2004, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The passcode for the replay is 37338084. A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (ET) on September 8, 2004, through Kanbay’s website at www.kanbay.com.

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 3,600 employees, Kanbay provides its services primarily to banks, credit service providers, insurance companies, and capital markets firms.  The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This release contains statements relating to projections or future results.  These statements are forward-looking statements under the federal securities laws.  We can make no assurance that any of projections or future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.

Kanbay International, Inc.

Condensed Consolidated Statement of Income (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Net revenues—related parties	$29,331	$16,690	$55,091	$30,904
Net revenues—third parties	15,419	9,208	26,664	17,109
Total revenues	44,750	25,898	81,755	48,013
Cost of revenues	24,149	14,347	42,914	26,493
Gross profit	20,601	11,551	38,841	21,520
Sales and marketing expenses	4,183	2,796	8,149	4,930
General and administrative expenses	7,378	5,922	14,556	10,993
Stock compensation expense	307	357	606	668
Total selling, general and administrative expenses	11,868	9,075	23,311	16,591
Depreciation and amortization	1,185	773	2,222	1,524
Gain on sale of fixed assets	(10)	—	(20)	(7)
Income from operations	7,558	1,703	13,328	3,412
Other income (expense)
Interest expense and other, net	(82)	(94)	37	(285)
Equity in earnings of affiliate	614	617	1,384	990
Total other income/(expense)	532	523	1,421	705
Income before income taxes	8,090	2,226	14,749	4,117
Income tax expense	1,660	23	2,990	80
Net income	6,430	2,203	11,759	4,037
Dividends on preferred stock	(125)	(152)	(277)	(302)
Increase in carrying value of stock subject to repurchase	—	(610)	—	(1,804)
Income available to common stockholders	$6,305	$1,441	$11,482	$1,931
Income per share of common stock
Basic	$0.29	$0.07	$0.54	$0.09
Diluted	$0.21	$0.05	$0.40	$0.08
Weighted average number of common shares outstanding	21,828,474	20,484,721	21,277,125	20,484,721
Weighted average number of common and dilutive shares outstanding	29,908,725	29,200,260	29,421,440	29,195,363

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	June 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$6,621	$17,419
Trade accounts receivable	29,390	10,469
Other current assets	6,528	5,062
Total Current Assets	42,539	32,950
Property and equipment - net	14,492	11,315
Investment in affiliate	23,006	22,185
Other assets	3,944	1,909
Total Assets	$83,981	$68,359
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,435	$2,312
Accrued and other current liabilities	20,035	18,539
Total Current Liabilities	23,470	20,851
Total Liabilities	23,470	20,851
Stockholders’ Equity	60,511	47,508
Total Liabilities and Stockholders’ Equity	$83,981	$68,359

Contacts:

Debra Johnson, Public Relations

847.384.6151

djohnson@kanbay.com

Atul Phull, Investor Relations

847.384.6145

aphull@kanbay.com